Exhibit 10.4

[Avalanche Biotechnologies, Inc. letterhead]

August 11, 2015

Linda Bain

1035 O’Brien Drive

Suite A

Menlo Park, California 94025

Re: CFO Compensation

Dear Linda:

The Board of Directors (the “Board”) of Avalanche Biotechnologies, Inc. (the “Company”) has determined to grant you a special bonus for your services as Chief Financial Officer of the Company (the “Special Bonus”). Subject to your continued employment with the Company through August 11, 2016, you will be entitled to receive a one-time cash bonus of Thirty Thousand Dollars ($30,000), less applicable withholdings, payable in a lump sum within ten (10) business days thereafter. This Special Bonus is in addition to your base salary and annual bonus otherwise payable to you.

Additionally, effective August 15, 2015, the Board has determined to increase your annual base salary to $360,000 per year.

We greatly appreciate your services to the Company during this transition time.

Sincerely,

/s/ Mark S. Blumenkranz Mark S. Blumenkranz, M.D. Chairman of the Board